Exhibit 10.3

BUSINESS MANAGEMENT AGREEMENT

THIS BUSINESS MANAGEMENT AGREEMENT (this “Agreement”) is entered into effective as of [     •     ] [•], 2009, by and between Government Properties Income Trust, a Maryland real estate investment trust (the “Company”), and Reit Management & Research LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Company is engaged in the business of acquiring, owning and operating real estate which is majority leased to Government Tenants (as defined herein);

WHEREAS, the Manager is a limited liability company that provides management and administrative services with respect to the ownership of real property;

WHEREAS, in connection with the management of the Company, including its business, operations, strategy and investments in real property, the Company desires to make use of the advice and assistance of the Manager and certain sources of information available to the Manager, and to have the Manager undertake the duties and responsibilities hereinafter set forth; and

WHEREAS, the Manager is willing to render such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

1.             Engagement.  Subject to the terms and conditions hereinafter set forth, the Company hereby engages the Manager to provide the management and real estate investment services contemplated by this Agreement with respect to the Company’s business and real estate investments and the Manager hereby accepts such engagement.

2.             General Duties of the Manager.  The Manager shall use its reasonable best efforts to present to the Company a continuing and suitable real estate investment program consistent with the real estate investment policies and objectives of the Company.  Subject to the management, direction and supervision of the Company’s Board of Trustees (the “Trustees”), the Manager shall:

(a)     provide research and economic and statistical data in connection with the Company’s real estate investments and recommend changes in the Company’s real estate investment policies when appropriate;

(b)     investigate, evaluate and negotiate contracts for the investment in, or the  acquisition or disposition of, real estate and related interests, financing and refinancing opportunities and make recommendations concerning specific investments to the Trustees, in each case, on behalf of the Company and in the furtherance of the Company’s real estate financing objectives;

(c)     investigate, evaluate and negotiate the prosecution and negotiation of any claims of the Company in connection with its real estate investments;

(d)    administer bookkeeping and accounting functions as are required for the management and operation of the Company, contract for audits and prepare or cause to be prepared such reports and filings as may be required by any governmental authority in connection with the ordinary conduct of the Company’s business, and otherwise advise and assist the Company with its compliance with applicable legal and regulatory requirements including without limitation, periodic reports, returns or statements required under the Securities Exchange Act of 1934, as amended, the Internal Revenue Code of 1986, as amended (said Code, as in effect from time to time, together with any regulations and rulings thereunder, being hereinafter referred to as the “Internal Revenue Code”), the securities and tax statutes of any jurisdiction in which the Company is obligated to file such reports, or the rules and regulations promulgated under any of the foregoing;

(e)     advise and assist in the preparation and filing of all offering documents (public and private), and all registration statements, prospectuses or other documents filed with the Securities and Exchange Commission (the "SEC") or any state (it being understood that the Company shall be responsible for the content of any and all of its offering documents and SEC filings (including without limitation those filings referred to in Section 2(d) hereof), and the Manager shall not be held liable for any costs or liabilities arising out of any misstatements or omissions in the Company's offering documents or SEC filings, whether or not material, and the Company shall promptly indemnify the Manager from such costs and liabilities);

(f)      retain counsel, consultants and other third party professionals on behalf of the Company;

(g)     provide internal audit services as hereinafter provided;

(h)     advise and assist with the Company's risk management and oversight function;

(i)      to the extent not covered above, advise and assist the Company in the review and negotiation of the Company's contracts and agreements, coordination and supervision of all third party legal services and oversight of processing of claims by or against the Company;

(j)      advise and assist the Company with respect to the Company's public relations, preparation of marketing materials, internet website and investor relations services;

(k)     provide office space, office equipment and the use of accounting or computing equipment when required;

(l)            advise and assist with respect to: the design, operation and maintenance of network infrastructure, including telephone and data transmission lines, voice mail, facsimile machines, cellular phones, pager, etc.; and local area network and wide area network communications support; and

(m)    provide personnel necessary for the performance of the foregoing services.

In performing its services under this Agreement, the Manager may utilize facilities, personnel and support services of various of its affiliates.  The Manager shall be responsible for paying such affiliates for their personnel and support services and facilities out of its own funds unless otherwise approved by a majority vote of the Independent Trustees, (the “Independent Trustees”) as defined in the Company’s Bylaws, as in effect from time to time (the “Bylaws”). Notwithstanding the foregoing, fees, costs and expenses of any  third party which is not an affiliate of the Manager retained as permitted hereunder are to be paid by the Company.  Without limiting the foregoing sentence, any such fees, cost or expenses referred to in the immediately preceding sentence which may be paid by the Manager shall be reimbursed to the Manager by the Company promptly following submission to the Company of a statement of any such fees, costs or expenses by the Manager.

Notwithstanding anything herein, it is understood and agreed that the duties of, and services to be provided by, the Manager pursuant to this Agreement shall not include any investment management or related services with respect to any assets of the Company as the Company may wish to allocate from time to time to investments in “securities” (as defined in the Investment Advisers Act of 1940, as amended).

In performing its services hereunder with respect to the Company, the Manager shall adhere to, and shall require its officers and employees in the course of providing such services to the Company to adhere to, the Company’s Code of Business Conduct and Ethics, as in effect from time to time.  In addition, the Manager shall make available to its officers and employees providing such services to the Company the procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters relating to the Company and for the confidential, anonymous submission by such officers and employees of concerns regarding questionable accounting or auditing matters relating to the Company, as set forth in the Company’s Procedures for Handling Concerns or Complaints about Accounting, Internal Accounting Controls or Auditing Matters, as in effect from time to time.

3.             Bank Accounts.  The Manager shall establish and maintain one or more bank accounts in its own name or, at the direction of the Trustees, in the name of the Company, and shall collect and deposit into such account or accounts and disburse therefrom any monies on behalf of the Company, provided that no funds in any such account shall be commingled with any funds of the Manager or any other person or entity.  The Manager shall from time to time, or at any time requested by the Trustees, render an appropriate accounting of such collections and payments to the Trustees and to the auditors of the Company.

4.             Records.  The Manager shall maintain appropriate books of account and records relating to this Agreement, which books of account and records shall be available for inspection by representatives of the Company upon reasonable notice during ordinary business hours.

5.             Information Furnished to Manager.  The Trustees shall at all times keep the Manager fully informed with regard to the real estate investment policies of the Company, the capitalization policy of the Company, and generally the Trustees’ then-current intentions as to the future of the Company.  In particular, the Trustees shall notify the Manager promptly of their intention to sell or otherwise dispose of any of the Company’s real estate investments or to make any new real estate investment.  The Company shall furnish the Manager with such information with regard to its affairs as the Manager may from time to time reasonably request.  The Company shall retain legal counsel and accountants to provide such legal and accounting advice and services as the Manager or the Trustees shall deem necessary or appropriate to adequately perform the functions of the Company, and shall have such legal or accounting opinions and advice as the Manager shall reasonably request.

6.             REIT Qualification; Compliance with Law and Organizational Documents.  Anything else in this Agreement to the contrary notwithstanding, the Manager shall refrain from any action (including, without limitation, the furnishing or rendering of services to tenants of property or managing real property) which, in its good faith judgment , or in the judgment of the Trustees as transmitted to the Manager in writing, would (a) adversely affect the qualification of the Company as a real estate investment trust as defined and limited in the Internal Revenue Code or which would make the Company subject to the Investment Company Act of 1940, as amended, (the “1940 Act”) (b) violate any law or rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company or over its securities, or (c) not be permitted by the Declaration of Trust of the Company, as in effect from time to time (the “Declaration of Trust”) or Bylaws, except if such action shall be approved by the Trustees, in which event the Manager shall promptly notify the Trustees of the Manager’s judgment that such action would adversely affect such qualification, make the Company subject to the 1940 Act or violate any such law, rule, regulation or policy, or the Declaration of Trust or Bylaws and shall refrain from taking such action pending further clarification or instructions from the Trustees.  In addition, the Manager shall take such affirmative steps which, in its judgment made in good faith, or in the judgment of the Trustees as transmitted to the Manager in writing, would prevent or cure any action described in (a), (b) or (c) above.

7.             Self-Dealing.  Neither the Manager nor any affiliate of the Manager shall sell any property or assets to the Company or purchase any property or assets from the Company, directly or indirectly, except as approved by a majority of the Independent Trustees (or otherwise pursuant to the Declaration of Trust or Bylaws).  In addition, except as otherwise provided in Section 2, 10, 11 or 12 hereof, or except as approved by a majority of the Independent Trustees or otherwise pursuant to the Declaration of Trust or Bylaws, neither the Manager nor any affiliate of the Manager shall receive any commission or other remuneration, directly or indirectly, in connection with the activities of the Company or any joint venture or partnership in which the Company is a party.  Except for compensation received by the Manager pursuant to Section 10 hereof, all commissions or other remuneration proposed to be received by the Manager or an affiliate of the Manager and not approved by the Independent Trustees (or otherwise pursuant to the Declaration of Trust or Bylaws) under Section 2, 11 or 12 hereof or this Section 7 shall be promptly reported to the Company for consideration by the Independent Trustees.

8.             No Partnership or Joint Venture.  The Company and the Manager are not partners or joint venturers with each other and neither the terms of this Agreement nor the fact that the Company and the Manager have joint interests in any one or more investments, ownership or other interests in any one or more entities or may have common officers or employees or a tenancy relationship shall be construed so as to make them such partners or joint venturers or impose any liability as such on either of them.

9.             Fidelity Bond.  The Manager shall not be required to obtain or maintain a fidelity bond in connection with the performance of its services hereunder.

10.           Compensation.

(a)     The Manager shall be paid, for the services rendered by it to the Company pursuant to this Agreement, an annual management fee (the “Management Fee”).  The Management Fee for each full fiscal year shall equal the sum of one-half of one percent (0.5%) of the Annual Average Invested Capital of the Transferred Assets (as defined below) computed as of the last day of the Company’s fiscal year, plus seven tenths of one percent (0.7%) of the Annual Average Invested Capital (as defined below), excluding the Annual Average Invested Capital of the Transferred Assets, up to $250,000,000, plus one half of one percent (0.5%) of the Annual Average Invested Capital, excluding the Annual Average Invested Capital of the Transferred Assets, exceeding $250,000,000.  The Management Fee shall be prorated for any partial fiscal year of the Company during the term of this Agreement.

(b)     In addition, the Manager shall be paid an annual incentive fee (the “Incentive Fee”) for each fiscal year of the Company, commencing with the Company’s fiscal year ending December 31, 2010, consisting of a number of shares of the Company’s common shares of beneficial interest (“Common Shares”) with an aggregate value (determined as provided below) equal to fifteen percent (15%) of the product of (i) the weighted average Common Shares of the Company outstanding on a fully diluted basis during such fiscal year and (ii) the excess if any of FFO Per Share (as defined below) for such fiscal year over the FFO Per Share for the preceding fiscal year.  In no event shall the aggregate value of the Incentive Fee (as determined pursuant to the immediately preceding sentence) payable in respect of any fiscal year exceed $.02 multiplied by the weighted average number of Common Shares outstanding on a fully diluted basis during such fiscal year.  For purposes of calculating any Incentive Fee for the fiscal year ending December 31, 2010, the Company’s 2009 FFO per Share will equal (x) the annualized amount of the Company’s FFO (which, for these purposes, shall be computed in accordance with clause (x) of the definition of “FFO Per Share” provided below) for the period beginning on the completion of the Company’s initial public offering of its Common Shares and ending on December 31, 2009 divided by (y) the weighted average number of Common Shares outstanding on a fully diluted basis during such period.  (The Management Fee and Incentive Fee are hereinafter collectively referred to as the “Fees”).

(c)     For purposes of this Agreement:  (i) “Annual Average Invested Capital” of the Company shall mean the average of the aggregate historical cost of the consolidated assets of the Company and its subsidiaries invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves, computed by taking the average of such values at the end of each month during such period; provided, however, “Annual Average Invested Capital of the Transferred Assets” shall mean the average of the aggregate historical cost of the Transferred Assets on the books of HRPT Properties Trust immediately prior to the contribution, sale or other transfer of such property to the Company or its subsidiaries (including acquisition related costs and costs which may be allocated to intangibles or are unallocated), all before reserves for depreciation, amortization, impairment charges or bad debts or other similar noncash reserves, computed by taking the average of such values at the end of month during such period, and all subsequent adjustments shall be based on such historical cost; and (ii) “FFO Per Share” for any fiscal year shall mean (x) the Company’s consolidated net income, computed in accordance with generally accepted accounting principles in the United States, excluding gain or loss on sale of properties, acquisition costs and extraordinary items, depreciation, amortization, impairment charges and other non-cash items, including the Company’s pro rata share of the funds from operations (determined in accordance with this clause) for such fiscal year of (A) any unconsolidated subsidiary and (B) any entity for which the Company accounts by the equity method of accounting, with such resulting net income amount reduced by, if applicable, the amount of any preferred shares dividends declared or otherwise payable (without duplication) during such fiscal year, determined for these purposes as of the date any such preferred shares dividend amounts are accrued by the Company in accordance with generally accepted accounting principles in the United States divided by (y) the weighted average number of Common Shares outstanding on a fully diluted basis during such fiscal year; and (iii) “Transferred Assets” shall mean the consolidated assets of the Company and its subsidiaries invested, directly or indirectly, in equity interests in or loans secured by real estate and personal property owned in connection with such real estate previously or hereafter acquired by the Company or its subsidiaries from HRPT Properties Trust or its subsidiaries (including acquisition related costs and costs which may be allocated to intangibles or are unallocated and including assets contributed by HRPT Properties Trust or its subsidiaries to the Company or its subsidiaries or purchased by the Company or its subsidiaries from HRPT Properties Trust or its subsidiaries); it being understood that amounts invested in or with respect to any such Transferred Assets by the Company or its subsidiaries following the acquisition of such assets by the Company or its subsidiaries from HRPT Properties Trust or its subsidiaries shall be included as part of the Transferred Assets to the extent such amounts otherwise satisfy the standards included in the definition of Transferred Assets.

Unless the Company and the Manager otherwise agree, the Management Fee shall be computed and payable monthly by the Company on a year to date basis, with adjustments to account for previous payments, within thirty (30) days following the end of each fiscal month, and the Incentive Fee shall be computed and payable within thirty (30) days following the public availability of the Company’s annual audited financial statements for each fiscal year.  Such computations of the Management Fee shall be based upon the Company’s monthly or quarterly financial statements, as the case may be, and such computations of the Incentive Fee shall be based upon the Company’s annual audited financial statements, and all such computations shall be in reasonable detail.  A copy of such computations shall promptly be delivered to the Manager accompanied by payment of the Fees shown thereon to be due and payable.

The payment of the aggregate annual Fees payable for any fiscal year shall be subject to adjustment as of the end of each fiscal year. On or before the 30th day after public availability of the Company’s annual audited financial statements for each fiscal year, the Company shall deliver to the Manager an officer’s certificate (a “Certificate”) reasonably acceptable to the Manager and certified by an authorized officer of the Company setting forth (i) the Annual Average Invested Capital of the Transferred Assets, Annual Average Invested Capital and FFO Per Share for the Company’s fiscal year ended upon the immediately preceding December 31 (and, for purposes of any Incentive Fee for the year ending December 31, 2010, setting forth the Company’s FFO for the applicable period in 2009, the annualized amount of the Company’s FFO for 2009 and the FFO Per Share for such annualized 2009 FFO), and (ii) the Company’s computation of the Fees payable for said fiscal year.

If the aggregate annual Fees payable for said fiscal year as shown in such Certificate exceed the aggregate amounts previously paid with respect thereto by the Company, the Company shall include its check for such deficit and deliver the same to the Manager with such Certificate.

If the aggregate annual Fees payable for said fiscal year as shown in such Certificate are less than the aggregate amounts previously paid with respect thereto by the Company, the Company shall specify in such Certificate whether the Manager should (i) remit to the Company its check in an amount equal to such difference or (ii) grant the Company a credit against the Fees next coming due in the amount of such difference until such amount has been fully paid or otherwise discharged.

Payment of the Incentive Fee shall be made by issuance of Common Shares under the Company’s 2009 Incentive Share Award Plan, as the same may be amended from time to time.  The number of shares to be issued in payment of the Incentive Fee shall be the whole number of shares (disregarding any fraction) equal to the value of the Incentive Fee, as provided above, divided by the average closing price of the Company’s Common Shares on the New York Stock Exchange (or such other stock exchange upon which the Common Shares are principally listed for trading) during the month of December in the year for which the computation is made.

11.           Internal Audit Services.    The Manager shall provide to the Company an internal audit function meeting applicable requirements of the New York Stock Exchange and the Securities and Exchange Commission and otherwise in scope approved by the Company’s Audit Committee.  In addition to the Fees, the Company agrees to reimburse the Manager, within 30 days of the receipt of the invoice therefor, the Company’s pro rata share (as reasonably agreed to by the Independent Trustees from time to time) of the following:

(a)     employment expenses of the Manager’s internal audit manager and other employees of the Manager actively engaged in providing internal audit services, including but not limited to salary, wages, payroll taxes and the cost of employee benefit plans; and

(b)     the reasonable travel and other out-of-pocket expenses of the Manager relating to the activities of the Manager’s internal audit manager and other of the Manager’s employees actively engaged in providing internal audit services and the reasonable third party expenses which the Manager incurs in connection with its provision of internal audit services.

12.           Additional Services.   If, and to the extent that, the Company shall request the Manager to render services on behalf of the Company other than those required to be rendered by the Manager in accordance with the terms of this Agreement, such additional services shall be compensated separately on terms to be agreed upon between the Manager and the Company from time to time.

13.           Expenses of the Manager.  Without regard to and without limiting the compensation received by the Manager from the Company pursuant to this Agreement and except to the extent provided by Sections 2, 11 or 12, the Manager shall bear the following expenses incurred in connection with the performance of its duties under this Agreement:

(a)     employment expenses of the personnel employed by the Manager, including but not limited to, salaries, wages, payroll taxes and the cost of employee benefit plans;

(b)     fees and travel and other expenses paid to directors, officers and employees of the Manager, except fees and travel and other expenses of such persons who are Trustees or officers of the Company incurred in their capacities as Trustees or officers of the Company ;

(c)     rent, telephone, utilities, office furniture, equipment and machinery (including computers, to the extent utilized) and other office expenses of the Manager,

except to the extent such expenses relate solely to an office maintained by the Company separate from the office of the Manager; and

(d)     miscellaneous administrative expenses relating to performance by the Manager of its obligations hereunder.

14.           Expenses of the Company.  Except as expressly otherwise provided in this Agreement, the Company shall pay all its expenses not payable by the Manager, and, without limiting the generality of the foregoing, it is specifically agreed that the following expenses of the Company shall be paid by the Company and shall not be paid by the Manager:

(a)     the cost of borrowed money;

(b)     taxes on income and taxes and assessments on real property, if any, and all other taxes applicable to the Company;

(c)     legal, auditing, accounting,  underwriting,  brokerage, listing,  reporting,  registration and other fees, and printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, trading, registration and stock exchange listing of the Company’s securities, including transfer agent’s, registrar’s and indenture trustee’s fees and charges;

(d)     expenses of organizing, restructuring, reorganizing or terminating the Company, or of revising, amending, converting or modifying the Company’s organizational documents;

(e)     fees and travel and other expenses paid to Trustees and officers of the Company in their capacities as such (but not in their capacities as officers or employees of the Manager) and fees and travel and other expenses paid to advisors, contractors, mortgage services, consultants, and other agents and independent contractors employed by or on behalf of the Company;

(f)      expenses directly connected with the investigation, acquisition, disposition or ownership of real estate interests or other property (including third party property diligence costs, appraisal reporting, the costs of foreclosure, insurance premiums, legal services, brokerage and sales commissions, maintenance, repair, improvement and local management of property), other than expenses with respect thereto of employees of the Manager, to the extent that such expenses are to be borne by the Manager pursuant to Section 13 above;

(g)     all insurance costs incurred in connection with the Company (including officer and trustee liability insurance) or in connection with any officer and trustee indemnity agreement to which the Company is a party;

(h)     expenses connected with payments of dividends or interest or contributions in cash or any other form made or caused to be made by the Trustees to holders of securities of the Company;

(i)      all expenses connected with communications to holders of securities of the Company and other bookkeeping and clerical work necessary to maintaining relations with holders of securities, including the cost of preparing, printing, posting, distributing and mailing certificates for securities and proxy solicitation materials and reports to holders of the Company’s securities;

(j)      legal, accounting and auditing fees and expenses, other than those described in subsection (c) above;

(k)     filing and recording fees for regulatory or governmental filings, approvals and notices to the extent not otherwise covered by any of the foregoing items of this Section 14;

(l)     expenses relating to any office or office facilities maintained by the Company separate from the office of the Manager; and

(m)    the costs and expenses of all equity award or compensation plans or arrangements established by the Company, including the value of awards made by the Company to the Manager or its employees, if any.

15.           Limits of Manager Responsibility; Indemnification; Company Remedies.  The Manager assumes no responsibility other than to render the services described herein in good faith and shall not be responsible for any action of the Trustees in following or declining to follow any advice or recommendation of the Manager.  The Manager, its shareholders, directors, officers, employees and affiliates will not be liable to the Company, its shareholders, or others, except by reason of willful bad faith or gross negligence in the performance of its obligations hereunder.  The Company shall reimburse, indemnify and hold harmless the Manager, its shareholders, directors, officers and employees and its affiliates for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including without limitation all reasonable attorneys’, accountants’ and experts’ fees and expenses) in respect of or arising from any acts or omissions of the Manager with respect to the provision of services by it or performance of its obligations in connection with this Agreement or performance of other matters pursuant to specific instruction by the Trustees, except to the extent such provision or performance was in willful bad faith or grossly negligent.  Without limiting the foregoing, the Company shall promptly advance expenses incurred by the indemnitees referred to in this section for matters referred to in this section, upon request for such advancement.

16.           Other Activities of Manager.  Nothing herein shall prevent the Manager from engaging in other activities or businesses or from acting as the Manager to any other person or entity (including other real estate investment trusts) even though such person or entity has investment policies and objectives similar to those of the Company; provided, however, that the Manager agrees not to provide, without the consent of the Independent Trustees, business management services to any other business which is principally engaged in the business of owning properties which are majority leased or occupied (determined by rentable square footage, excepting common areas) to one or more Governmental Authorities (as defined below) or which are reasonably expected to be majority leased to one or more Governmental Authorities within twelve (12) months of such time (such lessees and occupants hereinafter referred to as “Government Tenants”).  For purposes of this Agreement, “Governmental Authorities” means any nation or government, any state or other political subdivision thereof, any federal, state, local or foreign entity or organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal.  The Manager shall notify the Company in writing in the event that it does so act as a manager to another business.  The Manager shall not present other businesses that it now or in the future manages with opportunities to invest in properties that are majority leased to Government Tenants unless the Independent Trustees have determined that the Company will not invest in the opportunity.  The Company acknowledges that the Manager manages real estate investment trusts and other entities (including, as of the date of this Agreement, HRPT, Hospitality Properties Trust, Senior Housing Properties Trust, Five Star Quality Care, Inc. and TravelCenters of America LLC) and that the Manager is not required to present the Company with opportunities to invest in properties that are primarily of a type that are the investment focus of another person or entity now or in the future managed by the Manager.  In addition, nothing herein shall prevent any shareholder or affiliate of the Manager from engaging in any other business or from rendering services of any kind to any other person or entity (including competitive business activities).  The Company acknowledges and agrees that the Manager has certain interests that may be divergent from those of the Company.  The parties agree that these relationships and interests shall not affect either party’s rights and obligations under this Agreement; provided, however, the Company further acknowledges and agrees that whenever any conflicts of interest arise resulting from the relationships and interests described or referred to in this Section 16 or any such relationship or interest as may arise or be present in the future by and between the Company and the Manager or their respective affiliates or any entity with whom the Manager has a relationship or contract, the Manager will act on its own behalf and/or on behalf of any such entity and not on the Company’s behalf, and the Company shall make its own decisions and require and obtain the advice and assistance of independent third parties at its own cost, as it may deem necessary.  Without limiting the foregoing provisions, the Manager agrees, upon the request of any Trustee, to disclose certain real estate investment information concerning the Manager or certain of its affiliates; provided, however, that such disclosure shall be required only if it does not constitute a breach of any fiduciary duty or obligation of the Manager and the Company shall be required to keep such information confidential.

Directors, officers, employees and agents of the Manager or of its affiliates may serve as Trustees, officers, employees, agents, nominees or signatories of the Company.  When executing documents or otherwise acting in such capacities for the Company, such persons shall use their respective titles in the Company.  Such persons shall receive no compensation from the Company for their services to the Company in any such capacities, except that the Company may make awards to the employees of the Manager and others under the Company’s 2009 Incentive Share Award Plan or any equity plan adopted by the Company from time to time.

17.           Term, Termination.  This Agreement shall continue in force and effect until December 31, 2010, and is renewable annually thereafter by the Company, upon such terms and conditions as may be approved by a majority of the Independent Trustees serving on the Compensation Committee of the Trustees.

Notwithstanding any other provision of this Agreement to the contrary, this Agreement, or any extension thereof, may be terminated (a) by either party thereto upon sixty (60) days’ written notice to the other party, which termination, if by the Company, must be approved by a majority vote of the Independent Trustees serving on the Compensation Committee of the Trustees, or if by the Manager, must be approved by a majority vote of the directors of the Manager; and (b) by the Manager upon five (5) business days written notice to the Company if there is a Change of Control.

For purposes of this Agreement, a “Change of Control” shall mean: (a) the acquisition by any person or entity, or two or more persons or entities acting in concert, of beneficial ownership (such term, for purposes of this Section 17, having the meaning provided such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 9.8% or more, or rights, options or warrants to acquire 9.8% or more, or any combination thereof, of the outstanding Common Shares or other voting interests of the Company, including voting proxies for such shares, or the power to direct the management and policies of the Company, directly or indirectly (excluding, with respect to the Company, the Manager and its affiliates and persons or entities that beneficially own 9.5% or more of the Company’s outstanding Common Shares as of immediately prior to the execution and delivery of this Agreement by the parties hereto); (b) the merger or consolidation of the Company with or into any other entity (other than the merger or consolidation of any entity into the Company that does not result in a Change in Control of the Company under clauses (a), (c), or (d); of this definition), (c) any one or more sales or conveyances to any person or entity of all or any material portion of the assets (including capital stock or other equity interests) or business of the Company and its subsidiaries taken as a whole provided, however, that, with respect to the Company, the acquisition of Transferred Assets by the Company or any of its subsidiaries shall not constitute a Change of Control pursuant to this clause (c); or (d) the cessation, for any reason, of the individuals who at the beginning of any 36 consecutive month period constituted the Trustees (together with any new trustees whose election by the Trustees or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of any such period or whose election or nomination for election was previously so approved) to constitute a majority of the Trustees then in office.

Section 18 hereof shall govern the rights, liabilities and obligations of the parties upon termination of this Agreement; and, except as provided in Section 18, such termination shall be without further liability of either party to the other, other than for breach or violation of this Agreement prior to termination.

18.           Action Upon Termination.  From and after the effective date of any termination of this Agreement pursuant to Section 17 hereof, the Manager shall be entitled to no compensation for services rendered hereunder for the pro-rata remainder of the then-current term of this Agreement, but shall be paid, on a pro rata basis as set forth in this Section 18, all compensation due for services performed prior to the effective date of such termination, including without limitation, a pro-rata portion of the current year’s Incentive Fee. Upon such termination, the Manager shall as promptly as practicable:

(a)     pay over to the Company all monies collected and held for the account of the Company by it pursuant to this Agreement, after deducting therefrom any accrued Fees  and reimbursements for its expenses to which it is then entitled;

(b)     deliver to the Trustee a full and complete accounting, including a statement showing all sums collected by it and a statement of all sums held by it for the period commencing with the date following the date of its last accounting to the Trustees; and

(c)     deliver to the Trustees all property and documents of the Company then in its custody or possession.

The amount of Fees paid to the Manager upon termination shall be subject to adjustment pursuant to the following mechanism.  On or before the 30th day after public availability of the Company’s annual audited financial statements for the fiscal year in which termination occurs, the Company shall deliver to the Manager a Certificate reasonably acceptable to the Manager and certified by an authorized officer of the Company setting forth (i) the Annual Average Invested Capital of the Transferred Assets, Annual Average Invested Capital and FFO Per Share for the Company’s fiscal year ended upon the immediately preceding December 31, and (ii) the Company’s computation of the Fees payable upon the date of termination.

If the annual Fees owed upon termination as shown in such Certificate exceed the Fees paid by the Company upon termination, the Company shall include its check for such deficit and deliver the same to the Manager with such Certificate.  If the annual Fees owed upon termination as shown in such Certificate are less than the Fees paid by the Company upon termination, the Manager shall remit to the Company its check in an amount equal to such difference.

The Incentive Fee for any partial fiscal year will be determined by multiplying the Incentive Fee for such year (assuming this Agreement were in effect for the entire year) by a fraction, the numerator of which is the number of days in the portion of such year during which this Agreement was in effect, and the denominator of which shall be 365.

19.           Trustee Action.  Wherever action on the part of the Trustees is contemplated by this Agreement, action by a majority of the Trustees, including a majority of the Independent Trustees, shall constitute the action provided for herein.

20.           TRUSTEES AND SHAREHOLDERS NOT LIABLE.  THE DECLARATION OF TRUST OF THE COMPANY, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS, IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND PROVIDES THAT THE NAME GOVERNMENT PROPERTIES INCOME TRUST REFERS TO THE TRUSTEES COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY.  NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE COMPANY SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE COMPANY.  ALL PERSONS DEALING WITH THE COMPANY, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE COMPANY FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

21.           Notices.  Any notice, report or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by facsimile transmission, on the next business day if transmitted by a nationally recognized overnight courier or on the third business day following mailing by first class mail, postage prepaid, in each case as follows (or at such other United States address or facsimile number for a party as shall be specified by like notice):

If to the Company:

Government Properties Income Trust
400 Centre Street
Newton, Massachusetts 02458
Attention:  President
Facsimile No.:  (617) 219-1441

If to the Manager:

Reit Management & Research LLC
400 Centre Street
Newton, Massachusetts 02458
Attention:  President
Facsimile No.:  (617) 928-1305

22.           Amendments.  This Agreement shall not be amended, changed, modified, terminated, or discharged in whole or in part except by an instrument in writing signed by each of the parties hereto, or by their respective successors or assigns, or otherwise as provided herein.

23.           Assignment.  Neither party may assign this Agreement or its rights hereunder or delegate its duties hereunder without the written consent of the other party, except in the case of an assignment by the Manager to a corporation, partnership, limited liability company, association, trust, or other successor entity which may take over the property and carry on the affairs of the Manager.

24.           Successors and Assigns.  This Agreement shall be binding upon any successors or permitted assigns of the parties hereto as provided herein.

25.           No Third Party Beneficiary.  No person or entity other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

26.           Governing Law.  The provisions of this Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

27.           Arbitration.

(a)     Any disputes, claims or controversies between the parties (i) arising out of or relating to this Agreement or the provision of services by the Manager pursuant to this Agreement, or (ii) brought by or on behalf of any shareholder of the Company (which, for purposes of this Section 27, shall mean any shareholder of record or any beneficial owner of shares of the Company, or any former shareholder of record or beneficial owner of shares of the Company), either on its own behalf, on behalf of the Company or on behalf of any series or class of shares of the Company or shareholders of the Company against the Company or any trustee, officer, manager (including Reit Management & Research LLC or its successor), agent or employee of the Company, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, the Declaration of Trust or the Bylaws (all of which are referred to as “Disputes”) or relating in any way to such a Dispute or Disputes, shall on the demand of any party to such Dispute be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (“AAA”) then in effect, except as modified herein.  For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against trustees, officers or managers of the Company and class actions by the Manager in its capacity as a shareholder against those individuals or entities and the Company.

(b)     There shall be three arbitrators.  If there are (i) only two parties to the Dispute, each party shall select one arbitrator within 15 days after receipt by respondent of a copy of the demand for arbitration and (ii) more than two parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one arbitrator.  The two party-nominated arbitrators shall jointly nominate the third and presiding arbitrator within 15 days of the nomination of the second arbitrator.  If any arbitrator has not been nominated within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.   For the avoidance of doubt, the arbitrators appointed by the parties to such Dispute may be affiliates or interested persons of such parties but the third arbitrator elected by the party arbitrators or by the AAA shall be unaffiliated with either party.

(c)     The place of arbitration shall be Boston, Massachusetts unless otherwise agreed by the parties.

(d)     There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators.

(e)     In rendering an award or decision (the “Award”), the arbitrators shall be required to follow the laws of The Commonwealth of Massachusetts.  Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.  The Award shall be in writing and shall briefly state the findings of fact and conclusions of law on which it is based.

(f)      Except to the extent expressly provided by this Agreement or as otherwise agreed between the parties, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees) and the arbitrators shall not render an award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case by the Manager as a shareholder of the Company, award any portion of the Company’s award to the claimant or the claimant’s attorneys.

(g)     The Award shall be final and binding upon the parties there to and shall be the sole and exclusive remedy between such parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators.  Judgment upon the Award may be entered in any court having jurisdiction.  To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any award made except for actions relating to enforcement of this agreement to arbitrate or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(h)     Any monetary award shall be made and payable in U.S. dollars free of any tax, deduction or offset.  The party against which the Award assesses a monetary obligation shall pay that obligation on or before the 30th day following the date of the Award or such other date as the Award may provide.

(i)      This Section 27 is intended to benefit and be enforceable by the trustees, officers, manager (including Reit Management & Research LLC or its successor), agents and employees of the Company and shall be binding on the shareholders of the Company and the Company, as applicable, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that such individuals or entities may have by contract or otherwise.

28.           Consent to Jurisdiction and Forum.  This Section 28 is subject to, and shall not in any way limit the application of, Section 27; in case of any conflict between this Section 28 and Section 27, Section 27 shall govern.  The exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Boston, Massachusetts.  By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action.  The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 21 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.

29.           Captions.  The captions included herein have been inserted for ease of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

30.           Entire Agreement.              This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and cancels any pre-existing agreements with respect to such subject matter.

31.           Severability.         If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

32.           Survival.  The provisions of Sections 2 (limited to the obligation of the Company to indemnify the Manager for matters provided thereunder), 15, 16 (limited to the obligations of the Company to keep information provided to the Company by the Manager confidential as provided in the last proviso in such Section), 17 (limited to the last paragraph of such Section), 18, 20, 21, 25, 26, 27, 28 and 32 of this Agreement shall survive the termination hereof.

33.          Other Agreements.             The parties hereto are also parties to a Property Management Agreement, dated as of the date hereof, as in effect from time to time (the “Property Management Agreement”).  The parties agree that this Agreement does not include or otherwise address the rights and obligations of the parties under the Property Management Agreement and that the Property Management Agreement provides for its own separate rights and obligations of the parties thereto, including without limitation separate compensation payable by the Company and the other Owners (as defined in the Property Management Agreement) to the Manager thereunder for services to be provided by the Manager pursuant to the Property Management Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, under seal, as of the day and year first above written.

GOVERNMENT PROPERTIES INCOME TRUST

By:
Name: David Blackman
Title: Treasurer and Chief Financial Officer

REIT MANAGEMENT & RESEARCH LLC

By:
Name:
Title:

[Signature Page to Business Management Agreement]